                                  UNITED STATES

                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                           Commission File Number: 000-26208
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                             Business Resource Group
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             (Exact Name of Registrant as Specified in Its Charter)


  2150 N. First Street, Suite 101, San Jose, California 95131; (408) 325 - 3200
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    (Address, Including Zip Code, and Telephone Number, Including Area Code,
                  of Registrant's Principal Executive Offices)

                     Common Stock, par value $.01 per share
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            (Title of Each Class of Securities Covered By This Form)

                                      None
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   (Titles of All Other Classes of Securities For Which a Duty to File Reports
                     Under Section 13(a) or 15(d) Remains)

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

          Rule 12g-4(a)(1)(i)   /X/           Rule 12h-3(b)(1)(i)   /X/
          Rule 12g-4(a)(1)(ii)   0            Rule 12h-3(b)(1)(ii)   0
          Rule 12g-4(a)(2)(i)    0            Rule 12h-3(b)(2)(i)    0
          Rule 12g-4(a)(2)(ii)   0            Rule 12h-3(b)(2)(ii)   0
                                              Rule 15d-6             0


         Approximate number of holders of record as of the certification or
notice date:       One
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         Pursuant to the requirements of the Securities Exchange Act of 1934 Business Resource Group has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:       August 22, 2000
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                                     By:  /s/ Jeanette Welsh
                                        ----------------------------------------
                                        Name:  Jeanette Welsh
                                        Title: Secretary
                                               Business Products Group, Inc.,
                                               f/k/a BRG Acquisition Corporation
                                               (Successor by merger to Issuer)